Exhibit 99.01

SWK Receives Consideration from Escrow,
Announces Date of 2010 Annual Stockholder Meeting

Provo, UT – April 30, 2010 – SWK Holdings Corporation (OTCBB: SWKH.OB) reported today that on April 28, 2010 it received $1.0 million in consideration which had been paid into escrow at the December 23, 2009 closing of the sale of substantially all of the Company’s assets to Kay Technology, Inc., an affiliate of Accel-KKR Capital Partners III, L.P.  The purpose of the escrow was to satisfy any obligations of the Company under any potential downward “true-up” adjustments to the purchase price following the closing.

SWK Holdings Corporation also announced that its 2010 annual meeting of stockholders will be held on July 15, 2010.  Stockholders of record as of the close of business on Monday, May 31, 2010 will be entitled to vote at the meeting.

About SWK Holdings Corporation

SWK Holdings Corporation was a provider of customer service solutions until the sale of substantially all its assets in December 2009.  We were incorporated in 1999 under the name KANA Software, Inc.  In December 2009 the Company changed its name to SWK Holdings Corporation.  We are currently seeking to redeploy our cash to enhance stockholder value and are seeking, analyzing and evaluating potential acquisition candidates.  Further information is included on the Company’s website, www.swkhold.com.